Exhibit 23.1






                    CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the registration statement of ICN Pharmaceuticals, Inc. (the "Company") on Form S-8 (File No.___________) of our report dated March 4, 1999, on our audits of the consolidated financial statements and consolidated financial statement schedule of ICN Pharmaceuticals, Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report includes an emphasis of a matter paragraph related to the Company's change in method of accounting for ICN Yugoslavia, a previously consolidated subsidiary.



/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Newport Beach, California
June 18, 1999